Exhibit 99.1

National Bank Elects F. Brad Denardo as President & CEO

James G. Rakes, Chairman of the National Bank Board of Directors, is pleased to announce the election of F. Brad Denardo as National Bank’s President and Chief Executive Officer.

Mr. Denardo has been a senior officer at National Bank for over 30 years. He joined the bank in 1983 as Vice President of Loans and was promoted to Executive Vice President of Loans in 1989. In 2002 he was named Executive Vice President and Chief Operating Officer and was elected to National Bank’s Board of Directors. He currently oversees the bank’s lending, consumer banking and business development efforts.

“Brad’s election to this position reflects his major contribution to the growth and development of the bank,” said National Bank Chairman James G. Rakes. “When he joined the bank in 1983, we had three offices and $58 million in assets. We now have 25 offices and over $1 billion in assets. Brad’s knowledge, experience and his relationships inside and outside of the bank have played a large part in achieving this success. Moving forward we felt that his proven ability to manage and grow our institution made him the best person for this position.”

Mr. Denardo is currently Chairman of the New River Community College Board, a board member of the Blacksburg Partnership and a board member of the MBC Development Corporation. He is a member of the Church Council at Blacksburg United Methodist Church where he also serves as Chair of the Finance Committee and Assistant Church Treasurer. Mr. Denardo has previously served as Chairman of the Board at Lewis Gale Montgomery Hospital, Chairman of the Board at Montgomery County Chamber of Commerce, and President and Campaign Chair of the United Way of Montgomery, Radford and Floyd.

A native of Bluefield, Virginia, Mr. Denardo is a graduate in Finance from Virginia Tech, the Virginia Bankers Association School of Bank Management and the Graduate School of Banking of the South at LSU. He lives in Blacksburg and has two adult children, son, Travis, and daughter, Brittany.

Founded in Blacksburg in 1891, National Bank is a community bank with 25 offices throughout Southwest Virginia. The bank is a subsidiary of National Bankshares, Inc., a Blacksburg-based financial holding company with $1.1 billion in assets. To learn more about National Bank, visit www.nbbank.com.

For more information, contact:

Nancy Bowman

Director of Marketing & Public Relations

(540) 951-6332

April 9, 2014